REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
To the Board of Trustees and Shareholders of HighMark Funds:
In planning and performing our audit of the financial statements of HighMark Funds (the
"Funds"), including Large Cap Growth Fund, Value
Momentum Fund, Large Cap Value Fund, Core Equity
Fund, Balanced Fund, Small Cap Growth Fund, Small
Cap Value Fund, California Intermediate Tax-Free
Bond Fund, National Intermediate Tax-Free Bond Fund,
Bond Fund, 100% U.S. Treasury Money Market Fund,
U.S. Government Money Market Fund, Diversified Money
Market Fund and California Tax-Free Money Market
Fund for the year ended July 31, 2004 (on which we have issued our report dated September 22, 2004), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.
The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that the internal control may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.
Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of July 31, 2004.
This report is intended solely for the information and use of management and the Board of Trustees of HighMark Funds and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.
Deloitte & Touche LLP
Los Angeles, CA
September 27, 2004